UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ARTEPHARM GLOBAL CORP.
(Exact name of registrant as specified in its charter)

Nevada (State of incorporation or organization)	98-0460379 (I.R.S. Employer Identification No.)

222-6820 188th Street Surrey, British Columbia, Canada (Address of principal executive offices)	V4N 3G6 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Not Applicable	Name of each exchange of which each class is to be registered Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: 333-153354

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value of $0.001
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

We are authorized to issue 500,000,000 shares of common stock, par value $0.001 per share.

Upon incorporation on June 13, 2008, our authorized share capital was 75,000,000 shares of common stock with a par value of $0.01 per share. On November 13, 2009 we increased our authorized share capital to 500,000,000 shares (with the par value unchanged at $0.001 per share).

There are no preferred shares authorized. We have not issued any preferred shares.

The holders of a majority of the shares issued, outstanding and entitled to vote at a shareholder meeting, present in person or represented by proxy, shall constitute a quorum. The holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the security holders. We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore as well as any distributions to the security holder. We have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.

In the event of a liquidation, dissolution or winding up of our company, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Item 2. Exhibits
Exhibit Number	Description
3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
3.3	Certificate of Amendment to Articles of Incorporation (2)

(1)     Filed as an exhibit to the Registrant's Registration Statement on Form S-1 filed with the Commission on September 5, 2008.
(2)     Filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Commission on March 3, 2010.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DATE: March 3, 2010

ARTEPHARM GLOBAL CORP.

By:

     "Harpreet S. Sangha"
     Harpreet S. Sangha
     Chief Executive Officer, Chief Financial Officer, Secretary and director